Synthesis Energy Systems Announces Start of Methanol Sales from its ZZ Joint Venture

Handover of Xuecheng Energy’s Methanol Plant to the SES ZZ Joint Venture Completed

HOUSTON, November 4, 2013 -- Synthesis Energy Systems, Inc. (NASDAQ: SYMX) ("SES") announced today that the handover of the Xuecheng Energy (XE) Methanol Plant to its Zao Zhuang New Gas Co. Joint Venture (ZZ JV) has been completed, giving the ZZ JV control of XE’s adjacent methanol production plant and methanol product sales.

On October 31, 2013, the ZZ JV and XE completed all of the required conditions for the July 24, 2013, Cooperation Agreement (the “Agreement”) with Xuecheng Energy (XE) to become fully effective. Pursuant to the terms of the Agreement, control of methanol operations, inventory, personnel, product sales and accounting has been transferred to the ZZ JV. The ZZ JV’s methanol operation is currently producing refined methanol at a rate of approximately 160 metric tons per day utilizing coke oven gas (“COG”) purchased from XE. The refined methanol product is being sold to existing local customers at market prices, currently approximately 2,700 RMB per metric ton. SES will be consolidating the financial results from the ZZ JV methanol operation and sales effective November 1, 2013.

The ZZ JV’s methanol operation is capable of producing methanol from either COG alone or from a combination of COG and syngas produced from the two SES gasification systems at the ZZ JV. The operation has a normal methanol capacity of 45,000 metric tons per year using only COG and a capacity of 90,000 metric tons per year using COG and syngas combined. While the production of methanol from COG is continuing, the ZZ JV is finalizing its preparation work for the restart of its syngas operation. The ZZ JV anticipates achieving syngas production during December 2013 after which the methanol production could increase accordingly up to full capacity of 90,000 metric tons per year.

Robert Rigdon, President and CEO of SES, stated, "We are appreciative of the diligence and perseverance of General Manager, Donald Huang, and his ZZ team to achieve this win-win solution with Xuecheng Energy. I was pleased to be present at the ZZ JV last week as we completed the handover from Xuecheng and accomplished this important milestone for the Company. This achievement marks a final resolution of the contractual dispute we had with the previous owners of the Xuecheng methanol plant. It also marks an important new beginning for our ZZ JV because we are now producing and selling higher value methanol product. In December, we expect to restart our gasifiers and further increase total methanol production,” Mr. Rigdon added. “We are currently experiencing favorable commodity price spreads between methanol and the coal feedstock for our gasifiers. Based on the recent average methanol prices, we believe that once we are at full methanol production rates we can generate $30 million or more in annual methanol sales from the ZZ JV plant.”

About Synthesis Energy Systems, Inc.

SES provides technology, equipment, engineering and technical services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. The SES technology converts coal in a cost effective manner into synthesis gas without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of the SES gasification technology relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use most all qualities of coal (including lower grade, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, please visit www.synthesisenergy.com or call (713) 579-0600.

SES Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the development stage of the operations of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, the ability of the ZZ Joint Venture to effectively operate XE's methanol plant and produce methanol, its ability to obtain the necessary approvals and permits for future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures, its ability to grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives, and its ability to develop its power business unit and marketing arrangement with GE and its other business verticals, steel and renewables. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

Synthesis Energy Systems, Inc.

Charles Costenbader

Chief Financial Officer

(713) 579-0600

Charles.Costenbader@synthesisenergy.com

MBS Value Partners, LLC (Investors)

Matthew D. Haines

Managing Director

(212) 710-9686

Matt.Haines@mbsvalue.com

Feintuch Communications (Media)

Emily Simmons

Senior Account Executive

(212) 808-4904

SES@feintuchpr.com